Exhibit 99.1

Worksport Announces raising over US$2,000,000 in Regulation-A Offering to Date.

TORONTO – January 28, 2021 — Worksport Ltd (OTC: WKSP) (or the “Company”) is announcing that, to date, it has now raised over US$2 Million from its Regulation A offering. The offering can remain open until November 2021 but with over 50% of the target amount already received, the Company expects to close the offering before that time due to the better then expected interest and support. The Company had announced raising its first US$1,000,000 earlier this month. The capital raised in this second milestone tranche is to be used for expeditious growth, research and development, inventory and brand development. Worksport management is also considering acquisitions and partnerships as a strategic means of future additional growth.

“The overwhelming positive response to the Regulation A offering and attracting over one half of the target amount so quickly after it was available demonstrates that the Company lives up to its word and is meeting the many milestones that we set out to achieve – and did achieve -- since inception,” said Worksport CEO Steven Rossi. “The offering’s success has been very gratifying, and we are deeply appreciative of the many individuals who invested and share our vision of a bright future.”

Worksport management will be disclosing details on plans for new projects as well as details on milestones relating to its conventional product lineup, and new team members in the near future.

Worksport’s Regulation A offering is still open at www.invest.worksport.com – any interested investors are encouraged to participate in this opportunity before it closes. Minimum investment is $500, and all securities purchased are registered and tradeable. Investors have an opportunity to purchase one common share and one 12-month warrant, directly from the Company. Investors are encouraged to view the company’s newest investor presentation at: https://presentation.worksport.com/

Any interested investors or shareholders are also encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters on both www.worksport.com and www.goterravis.com, to stay up to date on all of the latest news. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and aggressively priced tonneau covers for light trucks like the F150, Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information, please visit www.worksport.com. Currently listed on the OTCQB Market under the trading symbol “WKSP.”

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information please contact:

Mr. Steven Rossi
CEO & Director

Worksport, Ltd

T: 1-888-554-8789
E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ‘s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.